Exhibit 10.1

RELEASE AND SEPARATION AGREEMENT

This Release, and Separation Agreement (“Agreement”), is entered into by and between Douglas J. Glenn (“Executive”) and Hampton Roads Bankshares, Inc. (“HRB”), Shore Bank (“Shore”) and the Bank of Hampton Roads (“BHR”), on behalf of themselves and any present or former parent companies, affiliates, subsidiaries, divisions, successors, assigns and related companies and all of their former and present employeess, officers and directors (collectively referred to herein as the “Bank”).

RECITALS:

WHEREAS, Executive has been employed by HRB as President and Chief Executive Officer and Chief Executive Officer of BHR, and Executive Vice President of Shore;

WHEREAS, Executive also serves as a Director of HRB, BHR and HRB’s subsidiary bank, Shore; Director of Gateway Bank Mortgage, Inc.; Chief Executive Officer and Director of Gateway Insurance Services, Inc.;  Chief Executive Officer and Director of GBTC, Inc.; President and Director of GBTC VA, Inc.; Director of Harbour Asset Servicing, Inc.; President, Secretary, and Director of Shore Marine Finance, Inc.; President, Secretary, and Director of Shore Auto Finance, Inc.; Director of Shore Investments, Inc., and a manager of DNJ Gateway Bank Mortgage, LLC, and

WHEREAS, the employment relationship between the Bank and Executive has been severed effective September 16, 2015 (“Separation Date”);

WHEREAS, the parties to this Agreement desire to resolve fully and finally any and all differences, disputes or claims that may exist between them arising prior to the date of this Agreement, without litigation or threat thereof, and without admission of liability, fault or wrongdoing on the part of any party or individual in a mutually satisfactory  manner in accordance with the terms set forth below.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties do hereby covenant and agree as follows:

1. RESIGNATION AS OFFICER AND DIRECTOR.  Effective 12:00 p.m. on September 16, 2015, Executive has resigned his employment as an officer of HRB and BHR and as an officer,  Director of HRB, BHR, Shore, Gateway Bank Mortgage, Inc., Gateway Insurance Services, Inc., GBTC, Inc, GBTC VA, Inc., Harbor Asset Servicing, Inc., Shore Investments, Inc., Shore Auto Finance, Inc., Shore Marine Finance, Inc., and as a manager of DNJ Gateway Bank Mortgage, LLC.  Executive further agrees that he has resigned any other position of employment or trust in any way related to the Bank.  Executive agrees to promptly sign all appropriate documentation, if any, prepared by the Bank to facilitate the resignations contemplated in this paragraph 1.

2. PAY.  The Bank will pay Executive:

a.  Executive’s Base Salary through the Separation Date, as set forth in Executive’s August 19, 2014 Employment Agreement (the “Employment Agreement”); and

b.  Accrued but unused paid time off of 101.78 hours ($26,912.98).

Such payments will occur on or before the Bank’s regular payroll on September 30, 2015.

Separately, and in connection with Executive’s execution of this Agreement, without revocation, and the promises and actions by him therein, the Bank will, additionally, pay Executive $2,246,640.00, in a lump sum.

Such lump sum payment will be made within seven (7) days after the release in paragraph 5, below, becomes effective pursuant to paragraph 14.  All payments to Executive made pursuant to this paragraph 2 are subject to required federal and state tax withholding.

3. COBRA CONTINUATION.  At Executive’s option, he may continue participation in accordance with the terms of the applicable benefits plans, in the Bank’s group health, dental and vision plan pursuant to the Consolidate Omnibus Budget Reconciliation Act (“COBRA”).  If Executive timely elects COBRA continuation group health, dental or vision coverage, he will be obligated to pay the portion of the full COBRA cost of coverage equal to an active employee’s share of premiums for coverage during the applicable plan year; the Bank’s share is taxable income to the Executive.  During the Bank’s open enrollment or if his dependents have a qualifying event, Executive may add them to his COBRA coverage under the same terms as set forth above. If the Bank’s plan does not permit Executive to participate under COBRA for two (2) years following the Separation Date, then following the expiration of COBRA coverage, the Bank will make a monthly cash payment to Executive in an amount equal to the monthly COBRA premium required to cover Executive for the months between the expiration of the COBRA period and two (2) years from the Separation Date. If, at any time following the Separation Date, Executive (and his covered dependents, if applicable) are eligible for qualifying health care coverage through a subsequent employer that is the same or substantially the same as the coverage provided under the Bank health, dental and vision plan, the Bank’s obligation(s) with respect to the payments due under this paragraph may be terminated by the Bank upon 30 days’ notice to Executive.

4. NO ADDITIONAL COMPENSATION.  Executive further agrees and acknowledges that, except as explicitly set forth in paragraph 2 of this Agreement, the Bank owes the Executive no wages, bonus, severance or other  employment  related compensation under the terms of his August 19, 2014 Employment Agreement or otherwise.  Nothing herein is intended to, or does, limit the Executive’s entitlement to any compensation and/or benefits under any ERISA plans or equity awards to the extent they have vested on or before the Separation Date; the only plans or equity awards under which Executive has vested benefits are: i) May 27, 2008 Supplemental Retirement Agreement, subject to the limitation on the maximum aggregate amount payable to Executive set forth in Section 3(d) of the Employment Agreement; ii) the Bank’s 401k Retirement Savings Plan, iii) August 22, 2014 Nonqualified Stock Option Agreement; iv) August 22, 2014 Restricted Stock Unit Award Agreement; v) December 14, 2012, 2011 Director Restricted Stock Unit Award Agreement (settled on 3/25/15); vi) December 14, 2012, 2012 Director Restricted Stock Unit Award Agreement vii) July 24, 2013, 2013 Director Restricted Stock Unit Award Agreement; viii) June 25, 2014, 2014 Director Restricted Stock Unit Award Agreement; and ix) BHR Directors Retirement Plan Agreement. Executive’s entitlement to any compensation or benefits under subparagraphs 4 i) to ix), above, shall be determined by the terms of such agreements and/or the governing plan document, as applicable, except that the Bank agrees that notwithstanding the terms of such agreements and/or the governing plan documents, the Bank shall cause the settlement and issuance of all of Executive’s vested and unsettled director RSUs within  seven (7) days after the release in paragraph 5, below, becomes effective pursuant to paragraph 14.

5. RELEASE BY EXECUTIVE.   Executive agrees to release and forever discharge HRB, BHR, Shore and any present or former parent companies, affiliates, subsidiaries, divisions, successors, assigns and related companies and all of their former and present officers, employees and directors, as well as their  attorneys, accountants, insurers and reinsurers (the “Bank Released Parties”),  from any and all rights, demands, causes of action, complaints, contracts and other claims whatsoever, in law or in equity, which Executive, Executive’s heirs, successors, assigns and any personal or legal representatives have or may have against the Bank Released Parties, including all known, unknown, undisclosed and unanticipated claims occurring before and/or through the date Executive executes this Agreement.  This includes, but is not limited to, rights and claims which may arise out of or are in any way related to Executive’s employment by the Bank and the decision to terminate that employment and further includes, without limitation, rights and claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act as amended by the Older Worker Benefits Protection Act, the Equal Pay Act, the Employment Retirement Income Security Act (“ERISA”), any Executive benefit agreement or plan sponsored by the Bank which benefit is not vested pursuant to the terms of the governing agreement or plan, the Americans with Disabilities Act, and any other federal, state, county, city or local laws, regulations and ordinances prohibiting employment discrimination.  This also includes, claims for wrongful discharge, breach of contract, (oral and written, express and implied) or any other statutory, common law, or tort claims that Executive had, has or may have against the Bank, including any claim arising in his capacity as a director of HRB, BHR and/or Shore. Provided, however, nothing in this Agreement is intended to, or does release i) the assertion of any rights of Executive set forth in, incorporated into or preserved by this Agreement, ii) any continuing obligation(s) of the Bank Released Parties set forth in, incorporated into or preserved by this Agreement, or iii) any claims that cannot be released as a matter of law.

6. RELEASE BY THE BANK.  The Bank agrees that it waives, releases and forever discharges Executive from any and all claims, known or unknown, that it now has or may have against Executive, regardless of whether such claims are now known or later discovered, including but not limited to any claims arising out of Executive’s service as an officer and/or director of the Bank.  Provided, however, nothing in this paragraph is intended to, or does release Executive from: i) any continuing obligation(s) as set forth in, or incorporated into, this Agreement,  ii) any claims that cannot be released as a matter of law, or iii) any claims based on a criminal violation by Executive.

7. DISCLAIMER OF LIABILITY.  This Agreement is made solely to assist Executive in making the transition from employment with the Bank, and is not and shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of the Bank.

8. NO FUTURE LAWSUITS. Executive promises never to file or institute any lawsuit against the Bank based on any conduct or actions occurring prior to the execution of this Separation and Release Agreement. In the event Executive breaches this paragraph 8, Executive will pay the Bank all expenses incurred by the Bank as a result of such breach, including but not limited to, reasonable attorneys’ fees, costs and expenses.  Nothing herein shall be construed to prohibit Executive from filing a charge of discrimination with EEOC or any other federal agency. Executive understands and agrees, however, that he is not entitled to, and may not accept, any relief related to such a charge.

9. NON-RELEASE OF FUTURE CLAIMS.  This Agreement does not waive or release any rights or claims that Executive may have which arise after the date that Executive signs this Agreement.  The parties agree that the decision to end Executive’s employment has been made prior to the execution of this Agreement.

10. LITIGATION ASSISTANCE/INDEMNIFICATION.  Executive agrees that, unless compelled by law, Executive shall not, directly or indirectly, assist any person or entity in connection with any potential or actual litigation against the Bank. Executive further understands and agrees that he will be reasonably cooperative and assist the Bank with respect to any potential or actual litigation, claims, examinations or investigations involving the Bank that relate to events or occurrences that transpired while Executive was employed by the Bank and about which Executive has knowledge (“Matters”).  Executive’s cooperation with such Matters will include, but not be limited to, being available for telephone conferences with outside counsel and/or Bank employees, being available for interviews, depositions and/or to act as a witness on behalf of the Bank, if reasonably requested.  Provided, however, Matters shall not include any in which Executive and the Bank are adverse parties or may reasonably be expected to be adverse parties. The Bank will reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with such cooperation.  The Bank hereby reaffirms the continued viability and applicability of the indemnity obligations set forth in Section 6 of the Employment Agreement and incorporates Section 6 as if set forth fully herein. The Bank further agrees that it shall cause Executive to be an insured or other covered person under its applicable insurance policies, including its directors’ and officers’ liability policy, for all acts and/or omissions of Executive or others not otherwise excluded, occurring during the period of Executive’s employment by the Bank or his service as an officer or director of any of the entities referenced in this Agreement. The Bank also agrees that, to the extent not contrary to the law, it shall be responsible for and shall pay for all reasonable attorneys fees and costs incurred by Executive in defense of any claim, cause of action, charge, investigation, litigation or administrative proceeding asserted against him (“Claim”) based on any act or omission attributable to him or others during the period of his employment by the Bank or his service as an officer or director for any of the entities referenced in this Agreement.  Without limiting the foregoing, the Bank shall, if requested by Executive, within thirty (30) business days of such request, advance or reimburse (as applicable) to Executive, any and all reasonable attorneys’ fees and other expenses paid or incurred (or to be paid or incurred) by Executive in connection with any Claim.

11. RESTRICTIVE COVENANTS/BANK PROPERTY.  Executive hereby reaffirms the continued viability and applicability to him of the restrictive covenants set forth in Sections 7-8 of the Employment Agreement, as well as the related provisions in Section 15 of the Employment Agreement, and incorporates those sections as if fully set forth herein.  Nothing in any restrictive covenant is intended to, or does, restrict Executive from the practice of law.  Further, Executive certifies that he has at all times complied with his obligations under Section 7 of the Employment Agreement, he has no Confidential Information in his possession or control (as defined in Section 7 of the Employment Agreement and subject to removal of any Confidential Information stored on personal electronic devices, if any, per the below) and that he has returned all Bank property in his possession and/or control to the Bank.  Bank agrees that Executive may personally retain all electronic devices used during the course of his employment. Executive will cooperate with the Bank to ensure that no Confidential Information is maintained on such devices.

12. PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT.  Executive may take twenty-one (21) days from the date this Agreement is presented to Executive to consider whether to execute this Agreement.  Executive further understands that Executive may use as little or as much of this twenty-one (21) day period as Executive wishes prior to signing and that, if not signed within such twenty-one (21) day period, this offer shall be withdrawn.

13. ENCOURAGEMENT TO CONSULT WITH ATTORNEY.  Executive is encouraged to consult with an attorney before signing this Agreement.

14. EXECUTIVE’S RIGHT TO REVOKE AGREEMENT.  Executive may revoke this Agreement within seven (7) days of Executive’s signing it.  Revocation can be made by delivering a written notice of revocation to Denise Hinkle, Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, Virginia 23452.  For this revocation to be effective, written notice must be received by Ms. Hinkle no later than the close of business on the seventh day after Executive signs this Agreement.  If Executive has not revoked the Agreement, the eighth (8th) day after Executive signs this Agreement shall be the effective date for purposes of this Agreement.

15. ACKNOWLEDGMENT. Executive acknowledges and warrants that Executive (i) has the authority to enter into this Agreement; (ii) has not previously assigned, transferred or purported to have transferred or assigned in any manner any portion of the claims released in paragraph 5 of this Agreement; (iii) has carefully read and fully understands all of the terms of this Agreement, including the release and obligations contained herein; (iv) enters into this Agreement freely and voluntarily without duress of any kind; (v) any of the applicable clawback restrictions in Section 11 of the Employment Agreement are hereby reaffirmed and remain in effect and are, as well, applicable to compensation and benefits provided pursuant to this Agreement, and (vi) has not filed or lodged any complaints, charges or lawsuits, whether administrative or judicial, related to the Bank with any local, state, federal or other type of governmental agency or court.

16. 409A COMPLIANCE.  All payments contemplated by this Agreement are intended to be exempt from Section 409A under the short-term deferral exemption, separation pay exemption, or any other exemption available under Section 409A and the regulations and guidance issued thereunder. The provisions of this Agreement shall be interpreted first to comply with an exemption from Section 409A and, if an exemption is unavailable, to comply with Section 409A. In the event any payments contemplated by this Agreement are not exempt from Section 409A and Executive is a “specified employee” as defined under Section 409A on the Separation Date, notwithstanding any other term of this Agreement to the contrary, any payments made to Executive hereunder shall accrue and be paid on the first business day after the date that is six months following the Separation Date.

17. SUCCESSORS AND ASSIGNS.    All of the covenants, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.; provided, however, Executive may not assign any of his obligations under this Agreement without the express written permission of the Bank’s CEO.

18. ENTIRE AGREEMENT.  Except as expressly set forth in this Agreement, this Agreement constitutes the entire agreement and understanding of the parties hereto, and supersedes any prior agreements, understandings, representations, and warranties concerning the subject matter hereof, and no provision herein may be waived, changed or modified, except in a writing signed by both parties.

19. GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.  In addition, the exclusive jurisdiction for any dispute arising out of this Agreement shall be the federal or state courts located in or covering the City of Virginia Beach, Virginia.

20. COUNTERPARTS.  This Agreement may be executed in counterparts.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.  PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

NOW THEREFORE, because Executive and Bank both intend to be legally bound, they execute this Agreement on the dates indicated below.

Douglas J. Glenn	Hampton Roads Bankshares, Inc.,
Shore Bank and the Bank of Hampton Roads

/s/ Douglas J. Glenn	By: /s/ Charles M. Johnston
Executive	Charles M. Johnston

Date: September 16, 2015	Date: September 16, 2015

I have been given 21 days to consider whether to sign this Agreement and have voluntarily chosen to execute this Agreement prior to the expiration of 21 days.

/s/ Douglas J. Glenn	September 16, 2015
Douglas J. Glenn	Date